Exhibit 99(h)(28)

RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of January 19, 2022, among each Acquiring Fund(s), severally and not jointly (each, an “Acquiring Fund”), and the Acquired Fund(s), severally and not jointly (each, an “Acquired Fund” and together with the Acquiring Funds, the “Funds”), listed on Schedule A.

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund(s) and the Acquired Fund(s) desire to set forth the following terms pursuant to which the Acquiring Fund(s) may invest in the Acquired Fund(s) in reliance on the Rule.

1.	Terms of Investment

(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i) In-kind redemptions. The Acquiring Fund and Acquired Fund acknowledge and agree that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may in its sole discretion honor any redemption requests partially or wholly in-kind. In the event that the Acquired Fund honors a redemption request partially or wholly in kind, the Acquired Fund shall have sole discretion to determine the selection of its portfolio securities to distribute in kind.

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(ii) Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread requests for redemptions of three percent or more of the Acquired Fund’s total outstanding voting securities over multiple days or to provide advance notification to the Acquired Fund of redemption requests of three percent or more of the Acquired Fund’s total outstanding voting securities. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b) In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or fails to comply with this Agreement.

3.	Representations of the Acquiring Funds.

(a) In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or fails to comply with this Agreement.

(b) An Acquiring Fund shall promptly notify an Acquired Fund:

i.	of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities;
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iii.	where an Acquiring Fund and its Advisory Group (as defined in the Rule), individually or in the aggregate, hold more than 25% of such Acquired Fund’s total outstanding voting securities; and

iv.	if at any time an Acquiring Fund and, if applicable, its Advisory Group no longer holds voting securities of an Acquired Fund in excess of an amount noted in (i) or (ii).

(c) Except as set forth on Schedule A, no Acquiring Fund holds outstanding voting securities of any Acquired Fund in excess of the limit in Section 12(d)(1)(A)(i). No Acquiring Fund will purchase or acquire shares of an Acquired Fund that would cause such Acquiring Fund to hold outstanding voting securities of such Acquired Fund in excess of the limit in Section 12(d)(1)(A)(i) without prior written approval from the Acquired Fund.

(d) Notwithstanding anything herein to the contrary, any Acquiring Fund that has an “affiliated person” (as defined under the 1940 Act) that is: (i) a broker-dealer, (ii) a broker-dealer or bank that borrows as part of a securities lending program, or (iii) a futures commission merchant or a swap dealer, will: (a) not make an investment in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities without prior approval from the Acquired Fund, and (b) notify the Acquired Fund if any investment by the Acquiring Fund that complied with (a) at the time of purchase no longer so complies.

4.	Indemnification

(a) Each Acquiring Fund, severally and not jointly, shall indemnify and hold harmless each Acquired Fund and each of its respective affiliates, officers, directors or trustees, employees, agents and each person who controls them within the meaning of the Securities Act of 1933 (the “1933 Act”) from and against any and all claims, liabilities, damages, losses, costs and expenses (including reasonable attorney's fees) (“Claims”) which arise out of or are based upon:

(i) any material breach by the Acquiring Fund of any provision of this Agreement, including any representation, warranty or covenant made in the Agreement by the Acquiring Fund; and

(ii) any untrue statement of a material fact contained in any Acquiring Fund's registration statement or prospectus or any omission to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund for any Claims resulting from violations that result directly as a result of incomplete or inaccurate information provided by the Acquired Fund to the Acquiring Fund pursuant to this Agreement.

(b) Each Acquired Fund, severally and not jointly, shall indemnify and hold harmless each Acquiring Fund and each of its respective affiliates, officers, directors or trustees, employees, agents and each person who controls them within the meaning of the 1933 Act from and against any and all Claims which arise out of or are based upon:

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(i) any material breach by the Acquired Fund of any provision of this Agreement, including any representation, warranty or covenant made in the Agreement by the Acquired Fund; and

(ii) any untrue statement of a material fact contained in any Acquired Fund's registration statement or prospectus or any omission to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

(c) Neither party shall be liable for special, consequential or incidental damages. This indemnity agreement will be in addition to any liability which the parties may otherwise have.

(d) The terms of this Section are conditioned upon the party entitled to indemnification ("Indemnified Party") giving notice to the party required to provide indemnification ("Indemnifying Party") promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party. Such notice will be given by any means of prompt delivery that provides confirmation of receipt to the address provided by each party in this Agreement. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved by the Indemnified Party (which approval shall not unreasonably be withheld), and that the Indemnified Party may participate in such defense at its expense. If the Indemnifying Party does not elect to assume the defense, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by it. The failure of the Indemnified Party to give notice as provided in this Sub-section (d) shall not affect the Indemnified Party's right to indemnification hereunder except to the extent that the Indemnifying Party's interest are actually prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

(e) The provisions of this Section 4 shall survive the termination of this Agreement.

5.	Limitation on Damages.

In any event and under no circumstances will any party to this Agreement be liable to any person, including without limitation any other party to this Agreement, for any special, indirect or consequential loss or damages resulting from any act or failure to act in accordance with the provisions of this Agreement, even if such party had been advised of the possibility of such losses or damages.

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6.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:

Todd Brockman

Vice President, Mutual Funds

Ohio National Investments, Inc.

P.O. Box 237

Cincinnati, OH 45201

Fax: 513-794-4507

E-mail: Todd_Brockman@ohionational.com

With copy to:

Ohio National Investments, Inc.

Attn: Legal Department

P.O. Box 237

Cincinnati, OH 45201

Fax: 513-794-4507

Kevin Wuerfel Vice President Investment Compliance Franklin Templeton One Franklin Parkway Building 920, 2nd Floor San Mateo, CA 94403 E-mail: Rule12d1-4InvestmentAgreements@franklintempleton.com

6.	Term and Termination; Assignment; Amendment

(a) This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b) This Agreement shall continue until terminated in writing by either party (i) upon 60 days’ written notice to the other party, or (ii) immediately if the other party breaches any of its material obligations under this Agreement and such breach is not cured within fifteen (15) days following delivery of written notice of such breach. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c) This Agreement may not be assigned (as that term is defined in the 1940 Act) by either party without the prior written consent of the other. Notwithstanding the foregoing, Acquired Fund acknowledges that the Acquiring Fund expects to undergo an indirect change in control in the first quarter of 2022 and agrees that this Agreement shall continue in full force and effect following such change in control, assuming this Agreement has not otherwise been terminated and that notice of termination has not been delivered in accordance with Section 6(b).

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(d) This Agreement may be amended only by a writing that is signed by each affected party.

(e) In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that is(are) involved in the matter in controversy for satisfaction, and not to any other series of the Acquiring Funds, or to the Acquiring Funds’ directors, trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction.

(f) In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that is(are) involved in the matter in controversy for satisfaction, and not to any other series of the Acquired Funds or to the Acquired Funds’ directors, trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction.

7.	Addition of New Funds

Schedule A lists the Acquired Funds in existence as of the date of this Agreement. Additional Acquired Funds may be created from time to time. The parties agree that in the event a party hereto desires to amend Schedule A to add or delete an Acquiring Fund or Acquired Fund, the relevant party shall so notify the other party in writing, and if the other party agrees in writing, Schedule A shall be amended accordingly.

8.	Miscellaneous

(a) This Agreement will be governed by the laws of the State of Ohio without regard to choice of law principles.

(b) Except as expressly set forth herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

(c) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Ohio National Fund, Inc.,
on behalf of each Acquiring Fund
listed in Schedule A

By:	/s/ Tara York
Name:	Tara York
Title:	President
Date:	1/7/2022

Western Asset Funds, Inc.,
On behalf of each Acquired Fund
Listed in Schedule A

By:	/s/ Jane E. Trust
Name:	Jane E. Trust
Title:	President
Date:	1/6/2022

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SCHEDULE A

List of Funds to Which the Agreement Applies

Acquiring Funds	Acquired Funds
ON Moderately Conservative Model Portfolio	Western Asset Core Plus Bond IS
ON Balanced Model Portfolio
ON Moderate Growth Model Portfolio
ON Growth Model Portfolio

Acquiring Funds Holding Over 3% of Voting Securities of Acquired Funds

N/A

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